UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2012

TENNECO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12387	76-0515284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 NORTH FIELD DRIVE, LAKE FOREST, ILLINOIS		60045
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 482-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 22, 2012, Tenneco Inc. (“Tenneco”) completed a previously announced refinancing of its senior credit facility by entering into an amendment and restatement of that facility as described below. Further, on March 22, 2012, Tenneco successfully completed its consent solicitation in connection with its previously announced cash tender offer for any and all of its outstanding $250 million 8 1/8 percent Senior Notes due 2015 (the “2015 Notes”). Holders of approximately $232 million aggregate principal amount of the outstanding 2015 Notes (approximately 92.64%) validly tendered their 2015 Notes as of the consent payment deadline and thus validly delivered the consents necessary for the proposed amendments to the indenture governing the 2015 Notes. On March 22, 2012, Tenneco accepted for purchase all such 2015 Notes validly tendered as of the consent payment deadline and entered into a supplemental indenture effecting the proposed amendments as described below.

Third Amended and Restated Credit Agreement

The Third Amended and Restated Credit Agreement, dated as of March 22, 2012, among Tenneco, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (the “Amended and Restated Credit Facility”) enhances Tenneco’s financial flexibility by lowering annual interest expense and increasing the size and extending the term of its revolving credit facility. The Amended and Restated Credit Facility remains secured by substantially all of Tenneco’s domestic assets and pledges of 65 percent of the stock of certain first-tier foreign subsidiaries, as well as guarantees by Tenneco’s material domestic subsidiaries.

The Amended and Restated Credit Facility consists of a $850 million revolving credit facility and a $250 million term loan A facility, which replace Tenneco’s former $556 million revolving credit facility, $148 million term loan B facility and $130 million tranche B-1 letter of credit/revolving loan facility. The revolving credit facility and the term loan A facility will each mature on March 22, 2017. The term loan A facility is payable in 20 consecutive quarterly installments, commencing June 30, 2012, with 5% being paid each of the first two years, 10% for the third year, 15% for the fourth year and 65% the final year. The proceeds of the term loan A facility will be used to fund Tenneco’s previously announced tender offer for any and all of its outstanding 2015 Notes.

Tenneco will pay LIBOR plus 2.50% on borrowings under the revolving credit facility and the term loan A facility. Tenneco previously paid LIBOR plus 4.00% on borrowings under its revolving credit facility and LIBOR plus 4.50% on borrowings under the term loan B facility. The interest rates payable under the Amended and Restated Credit Facility are subject to change if Tenneco’s consolidated net leverage ratio changes.

The Amended and Restated Credit Facility continues to include customary provisions that could require all amounts due thereunder to become due and payable, either automatically or at the option of the lenders, if Tenneco fails to comply with the terms of the Amended and Restated Credit Facility or if other customary events occur. The Amended and Restated Credit Facility does not contain any terms that could accelerate the payment of it or affect pricing under it as a result of a credit rating change.

Copies of the Amended and Restated Credit Facility and the related Amended and Restated Guarantee and Collateral Agreement are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

First Supplemental Indenture

On March 22, 2012, Tenneco, each of the subsidiary guarantors named therein and the Bank of New York Mellon Trust Company, N.A., as trustee, entered into the First Supplemental Indenture (the “First Supplemental Indenture”) amending and supplementing the indenture governing the 2015 Notes. The First Supplemental Indenture, among other things, removes substantially all of the restrictive covenants contained in the indenture, eliminates certain events of default contained therein, reduces the minimum notice period required to effect a call for redemption from 30 to 5 days and modifies certain other provisions thereof. A copy of the First Supplemental Indenture is filed as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference.

The descriptions and provisions of the Amended and Restated Credit Facility and the First Supplemental Indenture set forth above are summaries only, are not necessarily complete and are qualified in their entirety by reference to the full and complete terms contained in the respective Amended and Restated Credit Facility and First Supplemental Indenture, copies of which are attached as Exhibits 4.1 and 4.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information under Item 1.01 is incorporated herein by reference.

ITEM 8.01	OTHER EVENTS.

On March 22, 2012, Tenneco Inc. issued a press release announcing the amendment and restatement of its senior credit facility and completion of its consent solicitation and indenture amendments with respect to its 2015 Notes. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description

4.1	Third Amended and Restated Credit Agreement, dated as of March 22, 2012, among Tenneco Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto

4.2	Guarantee and Collateral Agreement, dated as of March 22, 2012 (amending and restating the Guarantee and Collateral Agreement dated as of March 17, 2007, as previously amended and amended and restated), among Tenneco Inc., various of its subsidiaries and JPMorgan Chase Bank, N.A., as administrative agent

4.3	First Supplemental Indenture, dated as of March 22, 2012, among Tenneco Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee

99.1	Press release dated March 22, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNECO INC.

Date: March 22, 2012	By:	/s/ James D. Harrington
James D. Harrington
Senior Vice President, General Counsel and Corporate Secretary